Exhibit 99.4

745 Seventh Avenue New York, NY 10019 United States

August 14, 2013

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated April 29, 2013, to the Board of Directors of Crimson Exploration, Inc. (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of Contango Oil & Gas Company (“Contango”), as filed by the Company on August 14, 2013 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Contango and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary — The Meetings,” “The Merger — Background of the Merger,” “The Merger — Crimson’s Reasons for the Merger,” “The Merger — Opinion of Crimson’s Financial Advisor,” and “The Merger — Certain Prospective Unaudited Financial and Operating Information of Contango and Crimson.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Carlos Ruiz
Name:	Carlos Ruiz
Title:	Managing Director